Exhibit 99.1
DESCRIPTION OF COMMON STOCK
The following is a description of the rights of the common stock of Kopin Corporation (the “Company”), related provisions of the Company’s Amended and Restated Certificate Incorporation (as amended from time to time, the “Charter”), and the Fifth Amended and Restated By-laws (as amended from time to time, the “By-laws”) and applicable Delaware law. This description is intended as a summary and is qualified in its entirety by, and should be read in conjunction with, the Charter, Bylaws and applicable Delaware law. Copies of our Charter and Bylaws, including all amendments thereto, are on file with the Securities and Exchange Commission (the “SEC”) as exhibits to previous SEC filings.
Authorized Capital Stock
The Company’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 (the “Common Stock”).
General
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors (the “Board”), subject to any preferential dividend rights of any outstanding preferred stock.
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Our common stockholders will be entitled to receive dividends and distributions declared by the Board, to the extent permitted by any shares of our preferred stock that may then be outstanding and by our restated certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our common stockholders on a per share basis.
If we are liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.
Holders of our common stock will not have any preemptive, subscription or conversion rights with respect to shares of our common stock. We may issue additional shares of our common stock, if authorized by the Board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

The NASDAQ Global Market
Our common stock is listed on the NASDAQ Global Market under the symbol “KOPN.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.